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                                                                   EXHIBIT 10.21

                  AMENDMENT NO. 6 TO NOTE PURCHASE AGREEMENT


     AMENDMENT NO. 6 TO NOTE PURCHASE AGREEMENTS (this "AMENDMENT") dated as of January 15, 1998, by and among Western Gas Resources, Inc., a Delaware corporation (together with its successors and assigns, the "COMPANY"), each of the Guarantors signatory hereto and each of the Purchasers of Notes listed on Attachment 1 (collectively, the "EXISTING NOTEHOLDERS") who become signatories to this Amendment (collectively, the "CONSENTING NOTEHOLDERS").

                                  WITNESSETH:
                                  -----------

     WHEREAS, the Company, the Guarantors and the Existing Noteholders have entered into those separate Note Purchase Agreements, each dated as of April 1, 1993, (as amended and as in effect prior to the effectiveness of this Amendment, collectively the "EXISTING NOTE AGREEMENT," and, as amended by this Amendment, collectively the "AMENDED NOTE AGREEMENT") pursuant to which the Company sold its 7.65% Senior Notes due April 30, 2003 (the "NOTES"), in the aggregate principal amount of Fifty Million Dollars ($50,000,000);

     WHEREAS, the Company, the Guarantors and the Required Holders desire to amend and restate certain provisions of the Existing Note Agreement;

     WHEREAS, following the effectiveness of this Amendment, Amendment No. 1 to the Note Purchase Agreement dated as of August 31, 1993, Amendment No. 2 to the Note Purchase Agreement dated as of August 31, 1994, Amendment No. 3 to the Note Purchase Agreement dated as of March 22, 1995, Amendment No. 4 to the Note Purchase Agreement dated as of July 14, 1995 and Amendment No. 5 to the Note Purchase Agreement dated as of December 1, 1997, are superseded by the amendments and restatements provided herein;

     WHEREAS, in consideration for and as a condition precedent to this Amendment, the Company has agreed to pay to the Existing Noteholders a fee (the "AMENDMENT FEE") equal to 0.1% of the principal amount of the Notes outstanding as of May 1, 1998; and

     WHEREAS, the capitalized terms used herein and not defined herein shall have the respective meanings ascribed to them in the Existing Note Agreement.

     NOW THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Amendment set forth in Section 3 hereof, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.   AMENDMENTS.

     Upon the effectiveness of this Amendment, the Existing Note Agreement shall be amended as set forth in this Section 1.

     1.1  AMENDMENT TO SECTION 7 OF THE EXISTING NOTE AGREEMENT.
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     Section 7 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

     7.  COMPANY BUSINESS COVENANTS

          The Company covenants that so long as you shall have any obligation to purchase any Notes hereunder or any of the Notes shall be outstanding:

          7.1  PAYMENT OF TAXES AND CLAIMS.

          The Company will, and will cause each Subsidiary to, pay before they become delinquent,

               (a) all taxes, assessments and governmental charges or levies imposed upon it or its Property, and

               (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, vendors, landlords and other like Persons that, if unpaid, might result in the creation of a Lien upon its Property, provided, that items of the foregoing description need not be paid

                    (i) while being contested in good faith and by appropriate proceedings as long as adequate book reserves (if required by GAAP) have been established and maintained and exist with respect thereto, and

                    (ii) so long as the title of the Company or the Subsidiary, as the case may be, to, and its right to use, such Property, is not materially adversely affected thereby.

          7.2  MAINTENANCE OF PROPERTIES; INSURANCE; CORPORATE EXISTENCE, ETC.

          The Company will, and will cause each Subsidiary to,

               (A) PROPERTY -- maintain its Property in good condition, ordinary wear and tear excepted, and make all renewals, replacements, additions, betterments and improvements thereto deemed necessary in the reasonable judgment of the management of the Company;

               (B) INSURANCE -- maintain, with Lloyds of London, or financially sound and reputable insurers accorded a rating by A.M. Best Company of "A-" or better and a size rating of "X" or better (or a comparable rating by any comparable successor rating agency), insurance with respect to its Property and business against such casualties and contingencies, of such types (including, without limitation, insurance with respect to losses arising out of Property loss or damage, public liability, business interruption, larceny, workers'

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          compensation, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated;

               (C) FINANCIAL RECORDS -- keep true books of records and accounts in which full and correct entries shall be made of all its business transactions and which will permit the provision of accurate and complete financial statements in accordance with GAAP;

               (D) CORPORATE EXISTENCE AND RIGHTS -- do or cause to be done all things necessary

                    (i) to preserve and keep in full force and effect its
               corporate existence, rights (charter and statutory) and franchises, subject to Section 7.4 hereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and

                    (ii) to maintain each Restricted Subsidiary as a Restricted
               Subsidiary, except as otherwise permitted by Section 7.4 or
               Section 12.1 hereof; and

               (E) COMPLIANCE WITH LAW -- not be in violation of any law, ordinance or governmental rule or regulation to which it is subject (including, without limitation, any Environmental Protection Law) and not fail to obtain any license, certificate, permit, franchise or other governmental authorization necessary to the ownership of its Properties or to the conduct of its business if such violation or failure to obtain could be reasonably expected to have a Material Adverse Effect.

          7.3  PAYMENT OF NOTES AND MAINTENANCE OF OFFICE.

          The Company will punctually pay, or cause to be paid, the principal of and interest (and Make-Whole Amount, if any) on, the Notes, as and when the same shall become due according to the terms hereof and of the Notes, and will maintain an office at the address of the Company set forth in Section
     12.2 hereof where notices, presentations and demands in respect hereof or the Notes may be made upon it. Such office will be maintained at such address until such time as the Company shall notify the holders of the Notes of any change of location of such office, which will in any event be located within the United States of America.

          7.4  MERGER; ACQUISITION.

               (A) MERGER AND CONSOLIDATION. The Company will not, nor will it permit any Restricted Subsidiary to, merge into, consolidate with, or sell, lease, transfer or otherwise dispose of all or substantially all of its Property to, any other Person or permit any other Person to consolidate with or merge into it (except that a Restricted Subsidiary may merge into, consolidate with, or sell,

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          lease, transfer or otherwise dispose of all or substantially all of its assets to, the Company or another Restricted Subsidiary); provided that the foregoing restriction does not apply to:

               I. A merger or consolidation in which the Company is the surviving corporation, provided that immediately prior to and immediately after the consummation of such transaction, and after giving effect thereto, no Default or Event of Default exists or would exist under any provision of this Agreement.

               II. The merger or consolidation of the Company with, or the sale, lease, transfer or other disposition by the Company of all or substantially all of its Property to, another corporation, if:

                    (i) the corporation that results from such merger or consolidation or that purchases, leases, or acquires all or substantially all of such Property (the "SURVIVING CORPORATION") is organized under the laws of the United States of America or any jurisdiction thereof;

                    (ii) the due and punctual payment of the principal of and Make-Whole Amount, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants in the Notes and this Agreement to be performed or observed by the Company, are expressly assumed by the Surviving Corporation pursuant to agreements and instruments reasonably acceptable to the Required Holders, and the Company will cause to be delivered to each holder of Notes an opinion of independent counsel to the effect that such agreements and instruments are enforceable in accordance with their terms;

                    (iii) after giving effect to the proposed merger or consolidation the Surviving Corporation will be engaged in substantially the same lines of business referred to in Section
               2.1 hereof;

                    (iv) the Notes are not junior in right of payment or performance to any other Debt of the Surviving Corporation; and

                    (v) immediately prior to, and immediately after the consummation of, the transaction, and after giving effect thereto, no Default or Event of Default exists or would exist under any provision of this Agreement.

               III. The merger or consolidation of a Restricted Subsidiary, if:

                    (i) such Restricted Subsidiary is the surviving corporation and remains a Restricted Subsidiary, and

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                    (ii) immediately prior to, and immediately after the
               consummation of, the proposed transaction, and after giving effect thereto, no Default or Event of Default exists or would exist under any provision of this Agreement.

               (B) SALE OF ASSETS. The Company will not at any time, and will not at any time permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of assets, except (1) sales of inventory and sales or other dispositions of obsolete or worn-out equipment or delinquent receivables, in each case in the ordinary course of business, (2) sales, leases, transfers or other dispositions to the Company or a Wholly-Owned Restricted Subsidiary, (3) sales permitted by Section 7.4(a) hereof, (4) in any year, sales or other dispositions of Surplus Equipment having an aggregate book value of less than Two Million Dollars ($2,000,000), (5) the Panhandle Transaction and (6) sales of receivables pursuant to Section 7.15 hereof (all sales, leases, transfers and other dispositions referred to in the foregoing clauses (1) through (6) are hereinafter referred to as "Excluded Transfers"); provided that the foregoing shall not apply to the sale of an asset for a cash consideration to any Person other than an Affiliate if all of the following conditions are met (collectively, the "Initial Basket"):

                    (i) the book value of such asset and the aggregate book value of each other asset sold (other than in Excluded Transfers) during the period of three hundred sixty-five (365) consecutive days immediately preceding the consummation of such sale does not exceed fifteen percent (15%) of Consolidated Net Tangible Capitalization measured as of the end of the fiscal quarter of the Company immediately preceding such sale;

                    (ii) in the good faith opinion of the Board of Directors (or management of the Company if the Board of Directors has authorized management to make such determination, either generally or in the specific instance), the sale is for Fair Market Value and is in the best interests of the Company; and

                    (iii) immediately after the consummation of such sale, and after giving effect thereto, no Default or Event of Default exists or would exist under any provision of this Agreement;

          provided further, that, in the event that the first exercisable option to purchase certain assets (the "Option") from the Company or its Restricted Subsidiaries as defined in and pursuant to that certain Option and Asset Purchase Agreement dated November 14, 1997, by and between Mountain Gas Resources, Inc. and the Company and RIS Resources
          (USA) Inc. ("Option Agreement") is exercised pursuant to the terms of the Option Agreement, then, from and after the effective date of the sale of assets resulting from the exercise of the Option, the Initial Basket shall not apply to the sale of an asset for a cash consideration to

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          any Person other than an Affiliate, which sale occurs on or before
          December 31, 1998, if all of the following conditions are met (collectively the "Revised Basket"):

                    (i) the book value of such asset and the aggregate book value of each other asset sold (other than in Excluded Transfers) does not exceed either of (x) twenty-five percent (25%) of Consolidated Net Tangible Capitalization during the period of 730 consecutive days immediately preceding the consummation of such sale, or (y) twenty percent (20%) of Consolidated Net Tangible Capitalization during the period of 365 consecutive days immediately preceding the consummation of such sale, measured, in each case, as of the end of the fiscal quarter of the Company immediately preceding such sale;

                    (ii) in the good faith opinion of the Board of Directors (or management of the Company if the Board of Directors has authorized management to make such determination, either generally or in the specific instance), the sale is for Fair Market Value and is in the best interests of the Company; and

                    (iii) immediately after the consummation of such sale, and after giving effect thereto, no Default or Event of Default exists or would exist under any provision of this Agreement.

               The Revised Basket shall not apply to any sale of an asset occurring on and after January 1, 1999 or to any sale of an asset at any time in the event the Option is not exercised, in either of which cases the Initial Basket shall apply.

               For purposes of determining the book value of assets constituting Restricted Subsidiary Stock being sold as provided in each clause (i) above, such book value shall be deemed to be the net book value of the Restricted Subsidiary which shall have issued such Restricted Subsidiary Stock.

               (C) DISPOSAL OF OWNERSHIP OF A SUBSIDIARY. The Company will not at any time, and will not at any time permit any Restricted Subsidiary to, sell or otherwise dispose of any shares of the stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of a Restricted Subsidiary (said stock, options, warrants and other Securities herein called "Restricted Subsidiary Stock"), nor will any Restricted Subsidiary issue, sell or otherwise dispose of any shares of its own Restricted Subsidiary Stock, if the effect of the transaction would be to reduce the direct or indirect proportionate interest of the Company or its other Subsidiaries in the outstanding Restricted Subsidiary Stock of the Restricted Subsidiary whose shares are the subject of the transaction, provided that the foregoing restrictions do not apply to:

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                    (i)   the issue of directors' qualifying shares; and

                    (ii) the sale for a cash consideration to a Person (other than directly or indirectly to an Affiliate) of the entire Investment (whether represented by stock, debt, claims or otherwise) of the Company and its other Restricted Subsidiaries in such Restricted Subsidiary, if all of the following conditions are met:

                         (A) such sale satisfies the requirements of clause (i)
                    of Section 7.4(b) of this Agreement;

                         (B) in the good faith opinion of the Board of Directors
                    of the Company, the sale is for Fair Market Value and is in the best interests of the Company;

                         (C) the Subsidiary being disposed of has no continuing
                    Investment in any other Subsidiary not being simultaneously disposed of or in the Company; and

                         (D) immediately after the consummation of such sale,
                    and after giving effect thereto, no Default or Event of Default would exist.

          7.5  LIENS.

               (A) NEGATIVE PLEDGE. The Company will not, nor will it permit any Restricted Subsidiary to, cause or permit to exist or agree or consent to cause or permit to exist in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien except:

                    (i) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that the payment thereof is not at the time required by Section 7.1 hereof;

                    (ii) Liens incurred or deposits made in the ordinary course of business

                         (A) in connection with worker's compensation,
                    unemployment insurance, social security and other like laws, or

                         (B) to secure the performance of letters of credit,
                    bids, tenders, sales contracts, leases, statutory obligations, surety and performance bonds (of a type other than set forth in Section 7.5(a)(iii)) hereof) and other similar obligations not incurred in connection with the borrowing of money, the obtaining of

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                    advances, the payment of the deferred purchase price of
                    Property, or a Guaranty;

                    (iii) Liens on Natural Gas Inventory securing obligations of the Company, provided that the aggregate amount of Debt secured by such Liens shall not at any time exceed $35,000,000;

                    (iv) Liens on Property of a Restricted Subsidiary, provided that such Liens secure only obligations owing to the Company or a Wholly-Owned Restricted Subsidiary;

                    (v) Liens in the nature of reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided that such exceptions and encumbrances do not in the aggregate materially detract from the value of such Properties or materially interfere with the use of such Property in the ordinary conduct of the business of the Company and the Restricted Subsidiaries;

                    (vi) (A) Liens listed in Paragraph V of Annex 3 hereto, and

                           (B) Liens securing renewals, extensions (as to time) and refinancings of Debt secured by the Liens listed on Annex 3 hereto, provided that the amount of Debt secured by each of such Liens is not increased in excess of the amount of Debt outstanding on the date of such renewal, extension or refinancing, and none of such Liens is extended to include any additional Property of the Company or any Restricted Subsidiary;

                    (vii)  Purchase Money Liens;

                    (viii) Liens on deposit and other bank accounts of the
               Company created by the right of a lender under any of the Company's bank agreements to offset obligations of the Company owing under such agreement against such accounts, provided, however, that such Liens shall be permitted hereunder if, and only if, there is no agreement (other than of the type contemplated by clause (ix) below) between such lender and the Company which requires the Company to maintain funds in any account with such lender;

                    (ix) Liens on deposits securing the face amount of outstanding letters of credit issued pursuant to any of the Company's bank agreements;

                    (x) Liens securing sales or transfers of receivables permitted pursuant to Section 7.15 hereof; and

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                    (xi)   other Liens;

          provided that the aggregate amount of Debt of the Company secured by Liens permitted by any one or more of clauses (vi), (vii) and (xi) above, together with the face amount of undrawn letters of credit with respect to which the Company is obligated to provide deposits referred to in clause (ix) above (whether or not such deposits have been provided) together with Permitted Restricted Subsidiary Debt shall not at any time exceed an amount in excess of five percent (5.0%) of Consolidated Tangible Net Worth.

               (B) EQUAL AND RATABLE LIEN; EQUITABLE LIEN. In case any Property shall be subjected to a Lien in violation of this Section 7.5, the Company will forthwith make or cause to be made, to the fullest extent permitted by applicable law, provision whereby the Notes will be secured equally and ratably with all other obligations secured thereby pursuant to such agreements and instruments as shall be approved by the Required Holders, and the Company will cause to be delivered to each holder of a Note an opinion of independent counsel to the effect that such agreements and instruments are enforceable in accordance with their terms, and in any such case the Notes shall have the benefit, to the full extent that, and with such priority as, the holders of Notes may be entitled under applicable law, of an equitable Lien on such Property securing the Notes. Such violation of this
          Section 7.5 will constitute an Event of Default hereunder, whether or not any such provision is made pursuant to this Section 7.5(b).

               (C) FINANCING STATEMENTS. The Company will not, and will not permit any Restricted Subsidiary to, sign or file a financing statement under the Uniform Commercial Code of any jurisdiction that names the Company or such Restricted Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except, in any such case, a financing statement filed or to be filed to perfect or protect a security interest that the Company or such Restricted Subsidiary is entitled to create, assume or incur, or permit to exist, under the foregoing provisions of this Section 7.5 or to evidence for informational purposes a lessor's interest in Property leased to the Company or any such Restricted Subsidiary.

               (D) LIENS OF SUBSIDIARIES. Each Person that becomes a Subsidiary after the Closing Date will be deemed to have granted on the date such Person becomes a Subsidiary all the Liens in existence on its Property on such date.

          7.6  MAINTENANCE OF CONSOLIDATED TANGIBLE NET WORTH.

          Consolidated Tangible Net Worth as of the end of each and every fiscal quarter shall be not less than the sum of

               (a) Two Hundred Ten Million Dollars ($210,000,000), plus

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               (b) fifty percent (50%) of Consolidated Adjusted Net Income for each and every fiscal year of the Company, ending after December 31, 1992, in which Consolidated Adjusted Net Income is greater than zero.

          7.7  LEVERAGE RATIO.

          The Company shall not allow Consolidated Debt to exceed: (i) from April 30, 1993 through August 30, 1993, sixty percent (60%) of Consolidated Net Tangible Capitalization; (ii) from August 31, 1993 through March 31, 1994, sixty-five percent (65%) of Consolidated Net Tangible Capitalization; and (iii) at any time after March 31, 1994, sixty percent (60%) of Consolidated Net Tangible Capitalization.

          7.8  RESTRICTED SUBSIDIARY DEBT.

          Neither the Panhandle Joint Venture nor any Restricted Subsidiary will incur or in any manner become liable in respect of any Debt, provided that Permitted Restricted Subsidiary Debt may be incurred if, after giving effect thereto and to any concurrent transactions, no Default or Event of Default would exist and the aggregate amount of:

               (a) Debt of the Company secured by Liens permitted by any one or more of clauses (vi), (vii) and (xi) of Section 7.5(a) of this Agreement,

               (b) the face amount of undrawn letters of credit with respect to which the Company is obligated to provide the deposits referred to in
          Section 7.5(a)(ix) of this Agreement (whether or not such deposits have been provided), and

               (c) Permitted Restricted Subsidiary Debt,

     would not exceed five percent (5%) of Consolidated Tangible Net Worth. Nothing in this Section 7.8 shall be deemed to limit the ability of any Restricted Subsidiary to (i) incur Debt in favor of the Company or a Wholly-Owned Restricted Subsidiary or (ii) guaranty Debt of the Company owed to a lender which has entered into an intercreditor agreement with the holders of the Notes to the effect and substantially in the form of Exhibit E hereto.

          7.9  DISTRIBUTIONS; RESTRICTED INVESTMENTS.

          The Company will not, nor will it permit any Restricted Subsidiary to, declare or make or incur any liability to declare or make any Distribution (other than Distributions payable solely to the Company or another Restricted Subsidiary) or make any Restricted Investment unless, immediately after giving effect to the proposed Distribution or Restricted Investment,

               (a) the aggregate amount of Distributions in respect of the capital stock of the Company and the Restricted Subsidiaries (other than Distributions payable to the Company or another Restricted Subsidiary) and Restricted

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          Investments made during the period commencing on October 1, 1992 and ending on the date of such proposed Distribution or Restricted Investment would not exceed the sum of:

                    (i) an amount equal to the net proceeds received by the Company from the sale of its capital stock during the period subsequent to September 30, 1992, plus,

                    (ii) fifty percent (50%) of the aggregate of Consolidated Adjusted Net Income (or, if such Consolidated Adjusted Net Income shall be a deficit for any fiscal year during such period, minus one hundred percent (100%) of such deficit) earned on a cumulative basis during the period commencing on October 1, 1992 and ending on the last day of the fiscal quarter of the Company most recently ended prior to the declaration of such Distribution or the making of such Restricted Investment, plus,

                    (iii) Ten Million Dollars ($10,000,000), and

               (b) no Default or Event of Default would exist.

     For purposes of this Section 7.9 the amount involved in any Distribution made in Property shall be the greater of the Fair Market Value of such Property (as determined in good faith by the Board of Directors) and the net book value thereof on the books of the Company (determined in accordance with GAAP) on the date on which such Distribution is made. The Company will not declare any Distribution which (A) is payable more than ninety (90) days after the date of declaration thereof or (B) would not be permitted to be paid on the date of declaration thereof pursuant to this
     Section 7.9.

          7.10  GUARANTIES.

          The Company will not and will not permit any Restricted Subsidiary to enter into or be party to:

               (a) any contract for the purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered, or

               (b) any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor, or

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               (c) any contract for the sale or use of materials, supplies or other property, or the rendering of services, if such contract (or any related document) requires that the payment obligation to the Company or a Restricted Subsidiary for such materials, supplies or other property, or the use thereof, or the payment obligation to the Company or a Restricted Subsidiary for such services, shall be subordinate in right of payment to any obligation owed or to be owed to any Person, or

               (d) any Guaranty other than Guaranties by Restricted Subsidiaries of the Debt of the Company permitted by Section 7.8 of this Agreement;

          provided, that, notwithstanding the foregoing provisions of this
          Section 7.10, the Company may enter into any such contract (i) if the obligations of the Company thereunder are quantifiable as to maximum amount, (ii) the obligations guarantied constitute indebtedness of the primary obligor for borrowed money or payments under a Capital Lease owed by the primary obligor, and (iii) after giving effect to such contract no Default or Event of Default would exist.

          7.11  FIXED CHARGE COVERAGE

          As at the end of each fiscal quarter of the Company, Income Available for Fixed Charges shall be at least three hundred twenty-five percent (325%) of Fixed Charges for the period of four consecutive fiscal quarters of the Company then most recently ended; provided however, that for the period of four consecutive fiscal quarters ended on each of September 30, 1998 and December 31, 1998, Income Available For Fixed Charges shall be at least three hundred percent (300%) of Fixed Charges.

          7.12  ERISA.

               (A) COMPLIANCE. The Company will, and will cause each ERISA Affiliate to, at all times with respect to each Pension Plan, make timely payment of contributions required to meet the minimum funding standard set forth in ERISA or the IRC with respect thereto, and to comply with all other applicable provisions of ERISA.

               (B) RELATIONSHIP OF VESTED BENEFITS TO PENSION PLAN ASSETS. The Company will not at any time permit the present value of all employee benefits vested under each Pension Plan to exceed the assets of such Pension Plan allocable to such vested benefits at such time, in each case determined pursuant to Section 7.12(c) hereof.

               (C) VALUATIONS. All assumptions and methods used to determine the actuarial valuation of vested employee benefits under Pension Plans and the present value of assets of Pension Plans will be reasonable in the good faith judgment of the Company and will comply with all requirements of law.

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               (D) PROHIBITED ACTIONS.  The Company will not, and will not permit any ERISA Affiliate to:

                    (i) engage in any "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the IRC) that would result in the imposition of a material tax or penalty;

                    (ii) incur with respect to any Pension Plan any "accumulated funding deficiency" (as such term is defined in section 302 of ERISA), whether or not waived;

                    (iii) terminate any Pension Plan in a manner that could
               result in

                         (A) the imposition of a Lien on the Property of the
                    Company or any Subsidiary pursuant to section 4068 of ERISA or

                         (B) the creation of any liability under section 4062 of
                    ERISA;

                    (iv) fail to make any payment required by section 515 of ERISA; or

                    (v) except as disclosed on Annex 3 hereto, be an "employer" (as such term is defined in section 3 of ERISA) required to contribute to any Multiemployer Plan or a "substantial employer" (as such term is defined in section 4001 of ERISA) required to contribute to any Multiple Employer Pension Plan.

          7.13  LINE OF BUSINESS.

          Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result thereof, the business of the Company and its Restricted Subsidiaries, taken as a whole, would not be substantially the same as on the date of this Agreement.

          7.14  TRANSACTIONS WITH AFFILIATES.

          The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

          7.15  SALE OR DISCOUNT OF RECEIVABLES.

          Notwithstanding anything else contained in this Note Purchase Agreement to the contrary, the Company shall be permitted to grant a security interest in the accounts receivable of the Company and the Subsidiaries in connection with a Permitted Securitization Program, provided, however, that the Company and the Subsidiaries may not have more than one Permitted Securitization Program outstanding at any time.

          7.16  OFFERS TO ACQUIRE NOTES.

          The Company will not, and will not permit any Restricted Subsidiary, any Affiliate or any Person, acting on behalf of the Company to, directly or indirectly, acquire or make any offer to acquire any Notes unless the Company or such Restricted Subsidiary, Affiliate or other Person shall have offered to acquire Notes, pro rata, from all holders of the Notes and upon the same terms. In case the Company acquires any Notes, such Notes will immediately thereafter be cancelled and no Notes will be issued in substitution therefor.

          7.17  PRIVATE OFFERING.

          The Company will not, and will not permit any Person acting on its behalf to, offer the Notes or any part thereof or any similar Securities for issuance or sale to, or solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Notes within the provisions of section 5 of the Securities Act.

          7.18  NEW GUARANTORS.

          The Company shall cause each corporation which becomes a Restricted Subsidiary after the date of this Agreement (and which on a pro forma basis accounts for more than ten percent (10%) of Consolidated Adjusted Tangible Assets) to guaranty the payment and performance of the Notes pursuant to a guaranty agreement (acceptable to the Required Holders) to the effect and substantially in the form of Section 10 to this Agreement.

     1.2  AMENDMENT TO SECTION 8.2 OF THE EXISTING NOTE AGREEMENT.

     Section 8.2 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

          8.2  OFFICERS' CERTIFICATES.

          Each set of financial statements delivered to each holder of Notes pursuant to Section (a) or Section (b) hereof shall be accompanied by a certificate of the President, the Vice President - Chief Financial Officer or the Treasurer of the Company setting forth:

               (A) COVENANT COMPLIANCE -- the information (including reasonably detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 7.4 through
          Section 7.11 hereof, inclusive, during the period covered by the income statement then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amounts, ratios or percentages, as the case may be, permissible under the terms of such Sections, and the calculation of the amounts, ratios or percentages then in existence); and

               (B) EVENT OF DEFAULT -- a statement that the signers have reviewed the relevant terms hereof and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the Company and the Subsidiaries from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.

     1.3  AMENDMENTS TO SECTION 11.1 OF THE EXISTING NOTE AGREEMENT.

     Section 11.1 of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

     11.  INTERPRETATION OF THIS AGREEMENT

          11.1  TERMS DEFINED.

          As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

          ADJUSTED FUNDED DEBT -- means, at any time, with respect to any Person, without duplication,

               (a) its liabilities for borrowed money, other than Current Debt;

               (b) liabilities secured by any Lien existing on Property owned by such Person (whether or not such liabilities have been assumed) other than Current Debt;

               (c) its liabilities in respect of Capital Leases;

               (d) its liabilities under Guaranties other than Guaranties of Current Debt; and

               (e) any other obligations (other than deferred taxes) that are required to be shown as liabilities on its balance sheet and that are payable or remain unpaid more than one (1) year from the creation thereof;

     at such time.

          ADJUSTED TANGIBLE ASSETS -- in respect of any Person at any time means all assets (including, without duplication, the capitalized value of any leasehold interest under any Capital Lease and all Asset Agreements) of such Person except:

               (a)  deferred assets, other than

                    (i)   prepaid insurance,

                    (ii)  prepaid taxes and

                    (iii) prepaid items the benefits of which will be realized by such Person within three hundred and sixty-five (365) days of such time;

               (b) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expense and other similar intangible assets;

               (c) unamortized debt discount and expense; and

               (d) assets located, and notes and receivables due from obligors domiciled, outside the United States of America, Puerto Rico or Canada.

          AFFILIATE -- means, at any time, a Person (other than a Restricted Subsidiary)

               (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common Control with, the Company,

               (b) that beneficially owns or holds five percent (5%) or more of any class of the Voting Stock of the Company, or

               (c) five percent (5%) or more of the Voting Stock (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary, at such time.

     As used in this definition,

               Control -- means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          AGREEMENT, THIS -- means this agreement, as it may be amended and restated from time to time.

          APPLICABLE H.15 -- means, at any time, United States Federal Reserve Statistical Release H.15(519) or its successor publication most recently published and available to the public at such time, or if no such successor publication is available, then any other source of current information in respect of interest rates on securities of the United States of America that is generally available and, in the judgment of the Required Holders, provides information reasonably comparable to the H.15(519) report.

          ASSET AGREEMENTS -- of any Person means all oil and gas leases, mineral leases and gas purchase contracts which have been assumed by such Person in connection with any acquisition of any other Person and which would be shown as assets on a consolidated balance sheet of such Person prepared in accordance with GAAP.

          BANKRUPTCY LAW -- means any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect, of any jurisdiction.

          BOARD OF DIRECTORS -- means, at any time, the board of directors of the Company or any committee thereof which, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

          BUSINESS DAY -- means, at any time, a day other than a Saturday, a Sunday or, in the case of any Note with respect to which the provisions of
     Section 4.1 hereof are applicable, a day on which the bank designated (by the holder of such Note) to receive (for such holder's account) payments on such Note is required by law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed.

          CAPITAL LEASE -- means any lease with respect to which GAAP requires the lessee to recognize the acquisition of an asset and the incurrence of a liability.

          CLOSING -- Section 1.2.

          CLOSING DATE -- Section 1.2.

          COMPANY -- has the meaning specified in the introductory sentence hereof.

          CONFIDENTIAL INFORMATION -- means any material non-public information regarding the Company and its Subsidiaries that is provided to any holder of any Note or any offeree of a Note pursuant to this Agreement, other than information

               (a) which was publicly known or otherwise known to such holder or such offeree at the time of disclosure,

               (b) which subsequently becomes publicly known through no act or omission of such holder or such offeree or

               (c) which otherwise becomes known to such holder or such offeree, other than through disclosure by the Company or any Subsidiary.

          CONSOLIDATED ADJUSTED FUNDED DEBT -- at any time, means the Adjusted Funded Debt of the Company and its Restricted Subsidiaries at such time on a consolidated basis.

          CONSOLIDATED ADJUSTED NET INCOME -- for any fiscal period means net earnings after income taxes of the Company and the Restricted Subsidiaries determined on a consolidated basis, but excluding:

               (a) any gain or loss arising from the sale of capital assets;

               (b) any gain arising from any write-up of assets;

               (c) earnings of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

               (d) earnings of any Person, substantially all the assets of which have been acquired in any manner, realized by such other Person prior to the date of such acquisition;

               (e) net earnings of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary shall have an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions;

               (f) any portion of the net earnings of any Restricted Subsidiary that for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary;

               (g) the earnings of any Person to which assets of the Company shall have been sold, transferred or disposed of after the date of such transaction;

               (h) any gain arising from the acquisition of any Securities of the Company or any Restricted Subsidiary; and

               (i) any portion of the net earnings of the Company that cannot be freely converted into United States dollars.

          CONSOLIDATED ADJUSTED TANGIBLE ASSETS -- means at any time the net book value (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves) at which the Adjusted Tangible Assets of the Company and the Restricted Subsidiaries would be shown on a consolidated balance sheet of such Persons at such time, but excluding any amount on account of write-ups of assets after December 31, 1992.

          CONSOLIDATED DEBT -- means, at any time, the Debt of the Company and its Restricted Subsidiaries on a consolidated basis at such time.

          CONSOLIDATED NET TANGIBLE CAPITALIZATION -- means, at any time, (i) Consolidated Adjusted Tangible Assets, less (ii) Restricted Investments, less (iii) all items which would appear on the liability side of a balance sheet (other than deferred liabilities, shareholders' equity, minority interests in Subsidiaries and Adjusted Funded Debt) in each case as such items would be shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such time.

          CONSOLIDATED TANGIBLE NET WORTH -- means, at any time, Consolidated Net Tangible Capitalization less (to the extent included in the computation
                                 ----
     of Consolidated Net Tangible Capitalization) deferred liabilities and Consolidated Adjusted Funded Debt at such time.

          CURRENT DEBT -- means, at any time, with respect to any Person

               (i) all liabilities for borrowed money and all liabilities secured by any Lien existing on Property owned by such Person whether or not such liabilities have been assumed, that, in either case are payable on demand or within one (1) year from such time, except:

                    (a) any such liabilities which are renewable or extendible at the option of such Person to a date more than one (1) year from such time, and

                    (b) any such liabilities that, although payable within one
               (1) year, constitute payments required to be made on account of principal of indebtedness expressed to mature more than one (1) year from such time, and

               (ii) its liabilities under Guaranties of obligations described in
          (i) above.

          DEBT -- means, with respect to any Person, at any time, without duplication, all Adjusted Funded Debt and Current Debt of such Person at such time.

          DEFAULT -- means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

          DISTRIBUTION -- means, in respect of any corporation:

               (a) dividends or other distributions in respect of the capital stock, or any rights or warrants to purchase such stock, of such corporation (except distributions in such stock, or rights or warrants pertaining thereto); and

               (b) the redemption or acquisition of such stock or of warrants, rights or other options to purchase such stock (except when solely in exchange for stock whether pursuant to a conversion right or otherwise) unless made, contemporaneously, from the net proceeds of a sale of such stock.

          ENVIRONMENTAL PROTECTION LAW -- means any federal, state, county, regional or local law, statute, or regulation (including, without limitation, CERCLA, RCRA and SARA) enacted in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Substances, and any regulations, issued or promulgated in connection with such statutes by any Governmental Authority and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

     As used in this definition:

               CERCLA -- means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (by SARA or otherwise), and all rules and regulations promulgated in connection therewith;

               RCRA -- means the Resource Conservation and Recovery Act of 1976, as amended from time to time, and any rules and regulations issued in connection therewith; and

               SARA -- means the Superfund Amendments and Reauthorization Act of 1986, as amended from time to time, and all rules and regulations promulgated in connection therewith.

          ERISA -- means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          ERISA AFFILIATE -- means any corporation or trade or business that

               (i) is a member of the same controlled group of corporations (within the meaning of section 414(b) of the IRC) as the Company, or

               (ii) is under common control (within the meaning of section 414(c) of the IRC) with the Company.

          EVENT OF DEFAULT -- Section 9.1.

          EXCHANGE ACT -- shall mean the Securities Exchange Act of 1934, as amended.

          FAIR MARKET VALUE -- means, at any time with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

          FIXED CHARGES -- for any period shall mean, the sum of (i) all interest on Debt paid or payable during such period (including the portion of rent under Capital Leases which is allocable to interest), and (ii) all debt discount and expense amortized or required to be amortized during such period, in each case by the Company and its Restricted Subsidiaries on a consolidated basis during such period.

          FOREIGN PENSION PLAN --  means any plan, fund or other similar program

               (a) established or maintained outside of the United States of America by any one or more of the Company or the Subsidiaries primarily for the benefit of the employees (substantially all of whom are aliens not residing in the United States of America) of the Company or such Subsidiaries which plan, fund or other similar program provides for retirement income for such employees or results in a deferral of income for such employees in contemplation of retirement and

               (b)  not otherwise subject to ERISA.

          GAAP -- means accounting principles as promulgated from time to time in statements, opinions and pronouncements by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and in such statements, opinions and pronouncements of such other entities with respect to financial accounting of for-profit entities as shall be accepted by a substantial segment of the accounting profession in the United States.

          GOVERNMENTAL AUTHORITY -- means

               (a)  the government of

                    (i) the United States of America and any State or other political subdivision thereof, or

                    (ii) any jurisdiction in which the Company or any Restricted
               Subsidiary conducts all or any part of its business, or

               (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

          GUARANTORS -- means, individually and collectively, Western Gas Resources Storage, Inc., a Texas corporation, Western Gas Resources-Texas, Inc., a Texas corporation, Western Gas Resources-Oklahoma, a Delaware corporation, MGTC, Inc., a Wyoming corporation, MIGC, Inc., a Delaware corporation, Mountain Gas Resources, Inc., a Delaware corporation any other Persons who may from time to time become guarantors pursuant to Section
     7.18 of this Agreement.

          GUARANTIED OBLIGATIONS -- Section 10.1(a).

          GUARANTY -- means with respect to any Person (for the purposes of this definition, the "Guarantor") any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including (without limitation) obligations incurred as a partner or joint venturer, or through an agreement, contingent or otherwise, by the Guarantor:

               (a) to purchase such indebtedness or obligation or any Property or assets constituting security therefor;

               (b)  to advance or supply funds

                    (i) for the purpose of payment of such indebtedness or obligation, or

                    (ii) to maintain working capital or other balance sheet
               condition or any income statement condition of the Primary Obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

               (c) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the Primary Obligor to make payment of the indebtedness or obligation; or

               (d) otherwise to assure the owner of the indebtedness or obligation of the Primary Obligor against loss in respect thereof.

     For purposes of computing the amount of any Guaranty, in connection with any computation of indebtedness or other liability, it shall be assumed that the indebtedness or other liabilities that are the subject of such Guaranty are direct obligations of the issuer of such Guaranty.

          HAZARDOUS SUBSTANCES -- means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

          INCOME AVAILABLE FOR FIXED CHARGES -- for any period shall mean, Consolidated Adjusted Net Income for such period plus (to the extent deducted in computing Consolidated Adjusted Net Income for such period) income taxes, Fixed Charges, depreciation and amortization.

          INSTITUTIONAL INVESTOR -- means the Purchasers, any affiliate of any of the Purchasers, and any holder of Notes that is an "accredited investor" as defined in section 2(15) of the Securities Act.

          IRC -- means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

          IRS --  means the Internal Revenue Service and any successor agency.

          LIEN -- means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and the filing of any financing statement under the Uniform Commercial Code of any jurisdiction, or an agreement to give any of the foregoing. The term "Lien" includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real property and includes, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements. For the purposes hereof, the Company and each Subsidiary is deemed to be the owner of any Property that it shall have acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting is deemed a Lien. The term "Lien" does not include negative pledge clauses in agreements relating to the borrowing of money. For purposes of clarification, the Option does not constitute a Lien.

          MAKE-WHOLE AMOUNT -- means, at any time with respect to a principal amount of Notes becoming due in whole or in part, and whether by prepayment, acceleration or otherwise, the greater of

               (a) Zero Dollars ($0), if the Make-Whole Discount Rate equals or exceeds 7.65% per annum, or

               (b) if the Make-Whole Discount Rate is less than 7.65% per annum, then

                    (i) the sum of the present values of the then remaining scheduled payments of principal and interest that would be payable in respect of such principal amount but for such prepayment or acceleration, minus

                    (ii) such principal amount and the amount of interest
               accrued on such principal amount since the then most nearly preceding scheduled interest payment date.

     In determining such present values, a discount rate equal to the Make-Whole Discount Rate divided by two (2), and a discount period of six (6) months of thirty (30) days each, shall be used. As used in this definition,

               Applicable H.15 -- means, at any time, United States Federal Reserve Statistical Release H.15(519) or its successor publication most recently published and available to the public at such time, or if no such successor publication is available, then any other source of current information in respect of interest rates on securities of the United States of America that is generally available and, in the judgment of the

          Required Holders, provides information reasonably comparable to the H.15(519) report.

               Make-Whole Discount Rate -- means, at any time, with respect to a principal amount of Debt being prepaid or accelerated:

                    (a) the per annum percentage rate (rounded to the nearest
               three decimal places) equal to the yield to maturity implied by

                         (i) the yields reported, as of 10:00 A.M. (New York City time) on the date two Business Days prior to the date of such prepayment or acceleration, as the case may be, (as reported on the Telerate Service, the Bloomberg Financial Markets System or any other nationally recognized trading screen, reasonably selected by the Required Holders, reporting on-line intraday trading in United States government Securities) for actively traded U.S. Treasury securities having a maturity equal to the Weighted Average Life to Maturity of the principal amount of the Debt then being prepaid or accelerated, or, if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable,

                         (ii) the annual yield to maturity at such time of the
                    United States Treasury obligation listed in the then most recently available Applicable H.15 for the then most recent available day in such Applicable H.15 with a Treasury Constant Maturity (as such term is defined in such Applicable H.15) equal to the Weighted Average Life to Maturity of the principal amount of the Debt then being prepaid or accelerated, plus

               (b) one-half of one percent (0.50%) per annum.

          For purposes of clause (a)(i) and clause (a)(ii) of the preceding sentence, if no United States Treasury obligation with a maturity corresponding exactly to the Weighted Average Life of the Debt being prepaid or accelerated is listed, yields for the two (2) published maturities most closely corresponding to such scheduled maturity shall be calculated pursuant to the immediately preceding sentence and the Make-Whole Discount Rate shall be linearly interpolated from such yields.

               Remaining Dollar-Years -- means, at any time, with respect to a principal amount of indebtedness being prepaid or accelerated, the result obtained by

                    (a)  multiplying

                         (i) an amount equal to the then remaining scheduled payments of principal (including payment at maturity) that would be payable in respect of the principal amount of the indebtedness being so prepaid or accelerated but for such prepayment or acceleration, by

                         (ii) the number of years (calculated to the nearest
                    one-twelfth) that will elapse between such time and the date each such required principal payment would be due if such prepayment or acceleration had not occurred, and

                    (b) calculating the sum of each of the products obtained in the preceding subsection (a).

               Weighted Average Life to Maturity -- means, at any time, with respect to a principal amount of Debt being prepaid or accelerated, the number of years obtained by dividing the Remaining Dollar-Years of such principal amount, determined at such time, by such principal amount.

          MARGIN SECURITY -- means "margin stock" and "margin security" within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, as amended from time to time.

          MATERIAL ADVERSE EFFECT -- shall mean a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Notes, or a material adverse effect upon the business, properties, prospects, profits or condition (financial or otherwise) of the Company and the Restricted Subsidiaries, taken as a whole.

          MULTIEMPLOYER PLAN -- means any multiemployer plan (as defined in section 3(37) of ERISA) in respect of which the Company or any ERISA Affiliate is an "employer" (as such term is defined in section 3 of ERISA).

          MULTIPLE EMPLOYER PENSION PLAN -- means any employee benefit plan within the meaning of section 3(3) of ERISA (other than a Multiemployer
     Plan), subject to Title IV of ERISA, to which the Company or any ERISA Affiliate and an employer (as such term is defined in section 3 of ERISA) other than an ERISA Affiliate or the Company contribute.

          NATURAL GAS INVENTORY -- means, at any time, the natural gas owned by the Company and its Restricted Subsidiaries and held in storage at such time.

          NOTE -- Section 1.1.

          NOTE PURCHASE AGREEMENT -- Section 1.2.

          OPTION -- Section 7.4(b).

          OPTION AGREEMENT -- Section 7.4(b).

          OTHER PURCHASER --  Section 1.2.

          PANHANDLE JOINT VENTURE -- shall mean the joint venture formed as a result of the Panhandle Transaction.

          PANHANDLE TRANSACTION -- shall mean the Company's initial investment in a joint venture to be formed between the Company and Panhandle Eastern Pipe Line Company or an affiliate thereof ("PEPL"), which will consist of:
     (i) the contribution by the Company of its Chester Gas Plant and related Vega, Fisher, Longdale and Bouse gathering systems, which collectively have a book value of $13,871,891 as of February 28, 1993; and (ii) the construction by the Company of certain pipeline and compression facilities for the joint venture and the modification of certain assets to be contributed by PEPL, at an aggregate cost estimated at $9,000,000. PEPL will contribute its Avard/Waynoka, NE Seiling and Canton/Cedardale gathering systems to the joint venture. The Company and PEPL will each have a fifty percent (50.0%) ownership interest in the joint venture.

          PBGC -- means the Pension Benefit Guaranty Corporation and any successor corporation or governmental agency.

          PENSION PLAN -- means, at any time, any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) maintained at such time by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate, excluding any Multiemployer Plan, but including, without limitation any Multiple Employer Pension Plan.

          PERMITTED RESTRICTED SUBSIDIARY DEBT -- means

               (a) unsecured Debt of a Restricted Subsidiary other than (i) Debt in favor of the Company or a Wholly-Owned Restricted Subsidiary or
          (ii) any Guaranty of Debt of the Company owed to a lender which has entered into an intercreditor agreement with the holders of the Notes to the effect and substantially in the form of Exhibit E hereto, and

               (b) Debt of a Restricted Subsidiary secured by a lien permitted by any one or more of clauses (vi)B, (vii), (ix) and (xi) of Section 7.5(a) of this Agreement.

          PERMITTED SECURITIZATION PROGRAM -- means a transaction or series of transactions pursuant to which:

               (a) The Company and Subsidiaries sell, transfer or otherwise dispose of, at not less than face value, on a revolving basis, an undivided interest in a pool of the Company's and the Subsidiaries' accounts receivable to a special purpose entity, in an amount not to exceed, at any time Seventy-Five Million Dollars ($75,000,000), plus ten percent (10%) of the amount sold or transferred at such time for the purpose of providing the purchaser with over-collateralization; and

               (b) The Company and the Subsidiaries grant a security interest (the "Security Interest") in all or a portion of their accounts receivable (the "Pledged Accounts Receivable") to a special purpose entity (the "Special Purpose Entity") for the purpose of providing the Special Purpose Entity with a basis of recourse for its investment in the Pledged Accounts Receivable (the "Receivables Investment"), provided that:

                    (i) the maximum recourse to the Pledged Accounts Receivable shall be equal to the purchase price of the Receivables Investment plus ten percent (10%), in an aggregate amount not to exceed Eighty-Two Million Five Hundred Thousand Dollars ($82,500,000) (the "Recourse Amount");

                    (ii) the Security Interest shall apply to each Pledged
               Account Receivable in an amount not to exceed the proportion that the Recourse Amount bears to the aggregate face value of the Pledged Accounts Receivable; and

                    (iii) the Company and the Subsidiaries shall be entitled to share (with the Special Purpose Entity), on a pari passu and pro rata basis (based upon the purchaser's share described in clause
               (ii)), all proceeds (if any) derived from each Pledged Accounts Receivable.

          PERSON -- means an individual, partnership, corporation, trust, unincorporated organization, or a government or agency or political subdivision thereof.

          PLACEMENT MEMORANDUM -- Section 2.1.

          PROPERTY -- means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

          PURCHASE MONEY LIEN -- means

               (a) a Lien held by any Person (whether or not the seller of such assets) on tangible Property (or a group of related items of Property the substantial portion of which are tangible) acquired or constructed by the Company or any Subsidiary, which Lien secures all or a portion of the related purchase price or construction costs of such Property, provided that such Purchase Money Lien

                    (i) encumbers only Property acquired after the Closing Date and acquired with the proceeds of the Debt secured thereby, and

                    (ii) attaches to such Property within six months of the date such property is first acquired, and

                    (iii) does not encumber any other Property, and

                    (iv) does not secure an amount of Debt greater than the cost or Fair Market Value (whichever is less) of the encumbered Property; and

               (b) any Lien existing on real Property of any corporation at the time it becomes a Subsidiary, or any Lien on Property acquired by the Company or a Subsidiary which was in existence prior to the time such Property was so acquired, provided that

                    (i) no such Lien shall extend to or cover any Property other than the Property subject to such Lien at the time of any such transaction, and

                    (ii) such Lien was not created in contemplation of any such transaction.

          PURCHASER -- means the Persons listed as purchasers of Notes on Annex 1 hereto.

          REQUIRED HOLDERS -- means, at any time, the holders of at least sixty-six and two-thirds percent (66 2/3%) in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Restricted Subsidiary, any Affiliate and any officer or director of any thereof).

          RESPONSIBLE OFFICER -- shall mean the chief executive officer, chief financial officer, president, general counsel or treasurer of the Company.

          RESTRICTED INVESTMENTS -- means at any time all investments, made in cash or by delivery of Property or otherwise, by the Company and the Restricted Subsidiaries (x) in any Person, whether by acquisition of stock, indebtedness or other obligation or Security, or by loan, Guaranty, advance or capital contribution, or otherwise, or (y) in any Property (items (x) and (y) herein called "Investments"), except the following:

               (a) Investments in one or more Restricted Subsidiaries or any corporation that becomes a Restricted Subsidiary concurrently with such Investment;

               (b) Investments in Property used or to be used in the ordinary course of business of the Company and the Restricted Subsidiaries as referred to in Section 2.1 of this Agreement;

               (c) Investments in current assets arising from the sale of goods and services in the ordinary course of business of the Company and the Restricted Subsidiaries;

               (d) Investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within three
          (3) years from the date of acquisition thereof;

               (e) Investments in certificates of deposit and/or bankers' acceptances, in each case maturing within three hundred sixty-five
          (365) days from the date of acquisition and issued by a bank or trust company organized under the laws of the United States of America, Canada, Japan or a nation which is a member of the European Economic Community, which bank at the time of the acquisition such Investment shall be rated B or better by IBCA or B or better by Thompson Bank Watch;

               (f) Investments in commercial paper rated A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. and maturing not more than two hundred seventy (270) days from the date of acquisition thereof;

               (g) Investments in readily marketable and tax-exempt direct obligations of any State of the United States of America or a Governmental Authority located in the United States of America having at all times a credit rating of at least Aa by Moody's Investors Service, Inc. or AA or SP-2 by Standard and Poor's Corporation, in each case due within three years from the making of such Investment;

               (h) Investments in money market investment programs which are classified as current assets in accordance with GAAP and which are administered by a financial institution having capital, surplus and undivided profits of at least One Hundred Million Dollars ($100,000,000), provided that each such program invests solely in Investments of the types described in clause (d), clause (e), clause
          (f), and clause (g) above and has assets in excess of One Hundred Million Dollars ($100,000,000);

               (i) Investments in money market or auction rate preferred stock rated A or better by Standard and Poor's Corporation or a or better by Moody's Investors Service;

               (j) Investments in the equity of corporations or partnerships which have as their principal business (i) gas gathering, processing and transmission, (ii) oil and gas production and storage, or (iii) gas marketing and related activities, provided that the aggregate amount of Investments made pursuant to this clause (j) (other than investments allowed by clause (a) above) shall not at any time exceed ten percent (10%) of Consolidated Net Tangible Capitalization;

               (k) Loans to officers and other key employees of the Company or a Restricted Subsidiary to enable such individuals to exercise options to purchase capital stock of the Company; and

               (l)  the Panhandle Transaction.

     Investments shall be valued at cost less any net return of capital through the sale or liquidation thereof or other return of capital thereon.

          RESTRICTED SUBSIDIARY -- means a corporation,

               (a) organized under the laws of the United States, Puerto Rico or Canada or a jurisdiction thereof,

               (b) that conducts substantially all of its business and has substantially all of its Property within the United States, Puerto Rico and Canada, and

               (c) at least eighty percent (80%) (by number of votes) of each class of Voting Stock of which and one hundred percent (100%) of all other equity Securities and all other Securities convertible into, exchangeable for, or representing the right to purchase, Voting Stock, of which are legally and beneficially owned by the Company and its Wholly-Owned Restricted Subsidiaries.

          RESTRICTED SUBSIDIARY STOCK -- Section 7.4(c).

          SECURITIES ACT -- means the Securities Act of 1933, as amended.

          SECURITY -- means "security" as defined by section 2(1) of the Securities Act.

          SUBSIDIARY -- means, at any time, a corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) (by number of votes) of each class of Voting Stock at such time.

          SURPLUS EQUIPMENT -- means equipment of the Company or a Restricted Subsidiary which equipment is (i) similar to other equipment of the Company or such Restricted Subsidiary and (ii) not used or useful in the ongoing operation of the Company and its Restricted Subsidiaries.

          SURVIVING CORPORATION -- Section 7.4(a).

          UNCONDITIONAL GUARANTY -- Section 10.1(a).

          UNRESTRICTED SUBSIDIARY -- means any Subsidiary which (a) as of the Closing Date is not a Restricted Subsidiary, (b) after the Closing Date is designated as an Unrestricted Subsidiary pursuant to Section 12.1 hereof, or (c) otherwise does not satisfy the criteria for a Restricted Subsidiary set forth in the definition of "Restricted Subsidiary."

          VOTING STOCK -- means capital stock of any class or classes of a corpora tion the holders of which are ordinarily, in the absence of contingencies, entitled to elect corporate directors (or Persons performing similar functions).

          WHOLLY-OWNED RESTRICTED SUBSIDIARY -- means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the equity Securities (except directors' qualifying shares) and voting Securities of which are owned by any one or more of the Company and the Company's other wholly-owned Subsidiaries at such time.

2.   WARRANTIES AND REPRESENTATIONS.

     To induce the Existing Noteholders to enter into this Amendment, the Company and the Guarantors represent and warrant as follows:

     2.1  DUE AUTHORIZATION, EXECUTION AND DELIVERY; OBLIGATIONS ENFORCEABLE.

     This Amendment has been duly authorized by all necessary corporate action on the part of the Company and each Guarantor, has been executed and delivered by a duly authorized officer of the Company and each Guarantor, and constitutes a legal, valid and binding obligation of each such corporation, enforceable against each such corporation in accordance with its terms.

     2.2  NO EVENTS OF DEFAULT.

     Immediately prior to, and immediately after giving effect to, this Amendment, no Default or Event of Default will exist.

     2.3  OTHER CREDITORS.

     Since January 1, 1998, other than the Amendment Fee paid to the Existing Noteholders, the Company has not paid or agreed to pay to any creditor of the Company any fee or other compensation in consideration for amending any term of any indebtedness of the Company.

3.   EFFECTIVENESS.

     The provisions of Section 1 of this Amendment shall become effective and binding upon the Company, the Guarantors and the Existing Noteholders as of January 15, 1998 when all of the conditions set forth in this Section 3 are satisfied.

     3.1  EXECUTION AND DELIVERY.

     The Company and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding principal amount of the Notes shall have executed and delivered to Hebb & Gitlin, special counsel to the Existing Noteholders, a counterpart of this Amendment.

     3.2  PAYMENT OF AMENDMENT FEE AND EXPENSES.

     The Company shall have paid the Amendment Fee to each of the Existing Noteholders and shall have paid all costs, expenses and charges (including, without limitation, all fees and out-of-pocket expenses of Hebb & Gitlin, special counsel to the Existing Noteholders) incurred on or prior to the date hereof, directly or indirectly, by each Existing Noteholder in connection with the preparation, review and implementation of this Amendment.

4.   MISCELLANEOUS.

     4.1  EFFECT OF AMENDMENT.

     Upon the effectiveness of this Amendment, each reference in the Existing Note Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each such reference in the Notes, shall mean and be a reference to the Existing Note Agreement as amended hereby.

     4.2  DUPLICATE ORIGINALS; EXECUTION IN COUNTERPART.

     Two or more duplicate originals of this Amendment may be signed by the parties hereto, each of which shall be an original but all of which together shall constitute one and the same instrument. This Amendment may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by the Company and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding principal amount of the Notes, and each set of counterparts which, collectively, shows execution by the Company and such Noteholders shall constitute one duplicate original.

     4.3  LIMITATION OF AMENDMENT.

     Except as expressly provided herein,

          (a) no terms or provisions of the Existing Note Agreement are modified or changed by this Amendment, and

          (b) the terms and provisions of the Existing Note Agreement shall continue in full force and effect.

The Company and each of the Guarantors hereby acknowledges, confirms, reaffirms and ratifies all of its obligations and duties under the Amended Note Agreement and the Notes.

     4.4 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT.


     [Remainder of page intentionally blank.  Next page is signature page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their authorized officers as of the date first above written.


                                    WESTERN GAS RESOURCES, INC.


                                    By /s/ William J. Krysiak
                                      ------------------------------------------
                                         Name: William J. Krysiak
                                         Title: Vice President - Finance

                                    LANCE OIL & GAS COMPANY, INC.
                                    MGTC, INC.
                                    MIGC, INC.
                                    MOUNTAIN GAS RESOURCES, INC.
                                    PINNACLE GAS TREATING, INC.
                                    WESTERN POWER SERVICES, INC.
                                    WESTERN GAS RESOURCES-
                                         OKLAHOMA, INC.
                                    WESTERN GAS RESOURCES
                                         STORAGE, INC.
                                    WESTERN GAS RESOURCES-TEXAS, INC.
                                    WGR CANADA, INC.


                                    By /s/ William J. Krysiak
                                      ------------------------------------------
                                         Name:  William J. Krysiak
                                         Title: Vice President - Finance



ACCEPTED:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY*
CIGNA PROPERTY AND CASUALTY INSURANCE COMPANY*
CENTURY INDEMNITY COMPANY*
LIFE INSURANCE COMPANY OF NORTH AMERICA*

By:  Cigna Investments, Inc.

     By:  /s/ James G. Schelling
        --------------------------
        Name: James G. Schelling
        Title: Managing Director

* This entity is either the registered owner of one or more of the securities pertaining hereto or is a beneficial owner of one or more of such securities owned by and registered in the name of a nominee for that entity.

                                  ATTACHMENT 1


Guarantors
----------


Lance Oil & Gas Company, Inc.

MGTC, Inc.

MIGC, Inc.

Mountain Gas Resources, Inc.

Pinnacle Gas Treating, Inc.

Western Power Services, Inc.

Western Gas Resources-Oklahoma, Inc.

Western Gas Resources Storage, Inc.

Western Gas Resources-Texas, Inc.

WGR Canada, Inc.


Existing Noteholders
--------------------

Connecticut General Life Insurance Company

Century Indemnity Company

CIGNA Property and Casualty Company

Life Insurance Company of North America

The Canada Life Assurance Company

Canada Life Insurance Company of America

Canada Life Insurance Company of New York

The Franklin Life Insurance Company

Royal Maccabees Life Insurance Company

                                Attachment 1-1